SECOND AMENDMENT TO MASTER CUSTODIAN AGREEMENT


         This Second Amendment ("Amendment") to that certain Master Custodian Agreement dated June 22, 2001, and amended March 7, 2005 ("Agreement"), by and between The Nottingham Management Company ("Administrator"), a North Carolina corporation, on behalf of those business companies and trusts listed on Exhibit A of the Agreement, as amended (individually, a "Trust" and collectively the "Trusts"), and U.S. Bank National Association ("U.S. Bank"), a national banking association is made and entered into this 6th day of September, 2006.

         WHEREAS, Administrator previously entered into the Agreement with Wachovia Bank, National Association ("Wachovia"), successor to First Union
National Bank, pursuant to which Wachovia established custodian accounts ("Custodian Accounts") and custodial relationships ("Custodial Relationships") on behalf of the Trusts; and

         WHEREAS, effective December 30, 2005, Wachovia sold its institutional custody services business, including the Custodial Accounts and Custodial Relationships referenced above, to U.S. Bank; and

         WHEREAS, the parties desire to amend the Agreement to reflect the change in custodian under the Agreement from Wachovia to U.S. Bank; and

         WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument.

         NOW, THEREFORE, the parties agree as follows:

         1. U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency. U.S. Bank hereby represents and warrants to the Administrator as follows: (i) U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency; (ii) U.S. Bank is qualified to establish and maintain the Custodial Accounts and Custodial Relationships and to act as custodian under the governing documents thereof, including the Agreement; (iii) Wachovia has assigned to U.S. Bank, and U.S. Bank has assumed, all of Wachovia's powers, rights, functions, duties and interests under the Agreement; (iv) U.S. Bank is eligible and satisfies all applicable requirements and qualifications to become successor to Wachovia under the Agreement; and (v) U.S. Bank covenants and agrees to perform all duties and obligations of Wachovia as provided in the Agreement and subject to the provisions currently set forth therein.

         2. All references to First Union National Bank and/or Wachovia Bank, N.A. in the Agreement shall be replaced with U.S. Bank, N.A.

         3. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.


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         [Signature Page to Second Amendment to Master Custodian Agreement]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date and year first written above.



THE NOTTINGHAM MANAGEMENT COMPANY           U.S. BANK, N.A.


By: /s/ John D. Marriott, Jr.               By: /s/ Michael R. McVoy
    _________________________________          ________________________________

Name: John D. Marriott, Jr.                 Name: Michael R. McVoy
      _______________________________            ______________________________

Title: President                           Title: Vice-President
       ______________________________             _____________________________